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Exhibit L

ACQUIRING PERSON INFORMATION STATEMENT

        This Acquiring Person Information Statement (this "Statement"), dated as of May 12, 2003, is being delivered at the principal executive offices of CB Bancshares, Inc., a Hawaii corporation (the "Company") at 201 Merchant Street, Honolulu, Hawaii 96813.

        This Statement supercedes in its entirety an Information Statement, dated as of April 28, 2003, delivered to the Company on the same date under Section 414E-2(c) of Chapter 414E of the Hawaii Business Corporation Act (the "Original Statement"). The terms of the proposed control share acquisition were set forth in the Original Statement by reference to a proposed Exchange Offer attached to the Original Statement (the "Original Exchange Offer"). The Original Statement was rescinded and withdrawn by Acquiring Person as of May 9, 2003 because it did not reflect the terms of a proposed control share acquisition that was delivered by Acquiring Person on May 9, 2003. The Original Exchange Offer is no longer in effect.

        1.    Identity of the Acquiring Person.    Central Pacific Financial Corp., a Hawaii corporation ("CPF" or the "Acquiring Person"). The principal executive office of the Acquiring Person is 220 South King Street, Honolulu, Hawaii 96813.

        2.    Delivered Pursuant to Hawaii Law.    The Acquiring Person is delivering this Statement pursuant to Section 414E-2(c) of Chapter 414E of the Hawaii Business Corporation Act.(1)

        3.    Number of Shares Beneficially Owned.    The Acquiring Person is currently the beneficial owner of 88,741 shares of the outstanding common stock, $1.00 par value per share, of CB ("Common Stock"). On April 25, 2003, Acquiring Person filed information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") on Schedule 13D, as amended on May 5, 2003, covering 384,328 Common Shares. The filing of the Schedule 13D should not be construed as an admission by Acquiring Person that it is, for the purpose of Section 13(d) of the Exchange Act, or any other federal or State law, the beneficial owner of any Common Shares other than the 88,741 shares reported herein.

        4.    Range of Voting Power in the Election of Directors of CB that Would Result from the Control Share Acquisition.    If consummated, the proposed transaction (the "Control Share Acquisition") would result in the acquisition of at least a majority and up to 100% of the voting power of the capital stock of the Company.

(1)
Notwithstanding the making and delivery of this Statement, the Acquiring Person reserves all rights to (i) challenge the constitutionality, validity and/or legality of all or any part of Chapter 414E and related provisions of the Hawaii Business Corporation Act and the application of such provisions to the Acquiring Person's acquisition of capital stock of CB or the Amended Exchange Offer (as defined herein) and/or (ii) seek an amendment to the Articles of Incorporation or Bylaws of CB to provide that Chapter 414E and related provisions of the Hawaii Business Corporation Act do not apply to control share acquisitions of capital stock, including, but not limited to, pursuant to the Amended Exchange Offer (as defined herein).

        5.    Terms of the Proposed Acquisition.    On the terms and subject to the conditions set forth in the exchange offer filed by the Acquiring Person as a part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") (File No. 333-104783), as amended by Amendment No. 2, on May 9, 2003, and as may be further amended from time to time (the "Amended Exchange Offer"), the Acquiring Person seeks to acquire at least a majority and up to 100% of the outstanding Common Shares. A copy of the Amended Exchange Offer is attached as Exhibit A hereto and incorporated herein by this reference. Besides the Amended Exchange Offer, the Acquiring Person reserves the right to purchase Common Shares either before commencement or after completion of the Amended Exchange Offer in privately negotiated transactions and in open market purchases on terms and conditions established at that time.

  Source of funds or other consideration and the material terms of the financial arrangements for the Control Share Acquisition. The Acquiring Person will utilize shares of its common stock and cash available from working capital, proceeds from the sale of Trust Preferred Securities, of which $15 million has been raised, and dividends from its subsidiaries as described in the attached Amended Exchange Offer. The Acquiring Person may sell additional Trust Preferred Securities, estimated to be in the range of $10 million to $15 million as a result of the increase in the aggregate cash amount and a decrease in the aggregate common stock to be issued in the Amended Exchange Offer. The amount of any such additional sale of Trust Preferred Securities or the terms thereof have not been determined. The Acquiring Person will seek the approval of its shareholders to issue additional shares as required by the rules of the New York Stock Exchange.

  Plans or proposals of Acquiring Person to liquidate the Company, sell all or substantially all of its assets, or merge it or exchange its shares with any other person. The purpose of the Control Share Acquisition is for the Acquiring Person to acquire control of, and ultimately the entire equity interest in, the Company. As soon as practicable after completion of the Control Share Acquisition, and subject to the requirements of applicable law, the Acquiring Person intends to seek to have the Company complete a merger with the Acquiring Person, or a wholly owned subsidiary of the Acquiring Person ("Merger"), in which each outstanding share of capital stock of the Company (except for treasury shares of the Company and shares beneficially owned directly or indirectly by the Acquiring Person for its own account) would be converted into the right to receive the same consideration to be paid in the Amended Exchange Offer subject to dissenters' rights available under Hawaii law. Pursuant to the Amended Exchange Offer, each Company shareholder may elect to exchange each Common Share for the per share consideration, the value of which will equal $24.50 plus the product of 1.7606 and the average closing price of the Acquiring Person's common stock for the 20 trading day period ending one trading day prior to the closing of the Amended Exchange Offer prior to giving effect to the recently announced 10% stock dividend, and $22.27 plus 1.6005 shares after giving effect to such stock dividend. For a more detailed description of the terms and conditions of the Control Share Acquisition, reference is made to the information set forth in the Amended Exchange Offer, which is incorporated herein by reference.

  No determination has been made with respect to the sale or transfer of a material amount of assets of the Company or any of its subsidiaries, but if the Control Share Acquisition and the Merger are consummated, it is likely that bank offices outside of Hawaii will be closed and any branch office that is adjacent to a branch of CPF's bank subsidiary and that carries other unfavorable features will be consolidated with the relevant CPF bank subsidiary branch. It is currently estimated that up to 10 branches may be consolidated.

  Change the location of its principal executive office or a material portion of its business activities. Upon completion of the Merger it is expected that the principal executive office of the Company will be consolidated with the principal executive office of the Acquiring Person at 220 South King Street, Honolulu. It is expected that the business activities of the Company will remain substantially the same except that such activities will be conducted under the name of the Acquiring Person and its wholly owned subsidiaries.

  Change materially its management or policies of employment. It is anticipated that senior management of Acquiring Person will continue in such capacities following the Control Share Acquisition and Merger. Upon completion of the Merger, Acquiring Person will consider offering certain members of the Company's board of directors positions on the board of directors of the Acquiring Person or its subsidiaries, in its sole discretion. Directors, who do not become members of the board of directors of the Acquiring Person, may be offered membership on an advisory board of the Acquiring Person. Upon completion of the Merger, it is expected that employees of the Company will be offered, to the extent possible, similar positions at the Acquiring Person or its subsidiaries and will be entitled to participate in insurance and other benefit programs under Acquiring Person's benefit plans. Acquiring Person's policies for staff integration were publicly disclosed in a letter to Acquiring Person's employees dated May 2, 2003. A copy of this letter was filed with the SEC on May 5, 2003. This letter may be obtained for free on the SEC website at http://www.sec.gov.

  Alter materially its relationship with suppliers or customers or the communities in which it operates. Upon completion of the Merger, the Acquiring Person does not expect to alter the relationship between the Company and its customers in any material respect. With respect to suppliers, it is expected that the Acquiring Person will review all vendor relationships prior to the Merger and eventually consolidate or eliminate duplicate functions. Acquiring Person does not expect to abandon any community in which the Company or Acquiring Person currently operates.

  Any other material change in its business, corporate structure, management, personnel, and such other information which would affect the decision of a shareholder with respect to voting on the proposed Control Share Acquisition. Acquiring Person does not currently anticipate any material change to the business, corporate structure, management, or personnel that is not referred to in this Statement or in the Amended Exchange Offer and related registration statement. The Acquiring Person hereby represents that, as further discussed herein, it has the financial capacity to fully consummate such proposed Control Share Acquisition upon the terms and subject to the conditions described herein and in the Amended Exchange Offer. The facts upon which the foregoing representations are based are set forth in the Amended Exchange Offer.

        IN WITNESS WHEREOF, Central Pacific Financial Corp. has caused this Statement to be executed by its duly authorized officer as of the date first set forth above.

CENTRAL PACIFIC FINANCIAL CORP.

By:	/s/CLINT ARNOLDUS
	Name:	Clint Arnoldus
	Title:	President

        A registration statement relating to the securities proposed to be issued in the Amended Exchange Offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be issued nor may offers to receive such securities be accepted prior to the time the registration statement becomes effective. This Acquiring Person Information Statement is neither an offer to sell nor the solicitation of an offer to buy such securities nor shall there be any sale thereof in any state in which such offer, solicitation or sale, or the timing thereof, would be unlawful. In those jurisdictions where the securities, blue sky or other laws require the Amended Exchange Offer to be made by a licensed broker or dealer, the Amended Exchange Offer shall be deemed to be made on behalf of CPF by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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  Exhibit L